Exhibit 10.14

October 3, 2025

Justin McAnear

[***]

Dear Justin,

We are excited to inform you that after careful consideration, Alamar Biosciences, Inc. (the “Company”) has decided to extend this offer of employment (the “Employment Agreement”). This Employment Agreement sets forth the terms of the offer that, if you accept, will govern your employment with us.

You will initially be employed in the position of Chief Financial Officer (CFO) and will initially report to Yuling Luo. This is a full-time position. Your first day of employment is anticipated to begin on or around October 13, 2025. Your responsibilities will be as directed by the Company from time to time. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

Your starting compensation will be an annual salary of $475,000, payable in twice monthly installments. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. Your target annual discretionary bonus will be 25% of your salary, and will be subject to the terms and conditions of the Company’s bonus plan(s).

You will also receive a sign-on bonus of $100,000, subject to deductions and withholdings, to be paid within 30 days of your hire. If your employment is terminated for Cause (as defined herein) or you resign without Good Reason (as defined herein) within twelve (12) months of your start date, you shall repay the sign-on bonus.

Additionally, you will be eligible to receive three (3) weeks of paid vacation that accrues semi-monthly and Company-paid sick leave in accordance with the Company’s policies, Company paid holidays announced annually, and participation in the health and other benefit plans of the Company according to their terms and may be amended or terminated from time to time.

In addition, you will be granted options to purchase an aggregate of 1,380,000 shares of Alamar Bioscience common stock pending approval of Alamar’s Board of Directors (the “Board”), which represents approximately 1% of the Company’s common stock on a fully diluted basis. Such options will be at the then fair market value for Alamar’s stock as determined by the Board of Directors, and shall be subject to the terms and conditions of the stock option plan and option agreement (the “Option Documents”). These options will vest over four (4) years with 25% vesting one year after the vesting commencement date specified in the Award Agreement (the “Vesting Cliff Date”) and the remaining shares vesting in 36 equal monthly installments following the Vesting Cliff Date, subject to your continued employment through each vesting date.

Our employment relationship is for no specified period of time and will be terminable at will, which means that either you or the Company may terminate your employment at any time for any reason or no reason.

Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Severance Benefits.

(a) General. If you are subject to a Termination Without Cause, as defined herein, or you terminate your employment for Good Reason, as defined herein, then you will be entitled to the benefits (the “Severance Benefits”) described in this Section. However, in order to receive the Severance Benefits you must first return all Company property and execute and return the Company’s standard separation and release agreement on or before the date specified by the Company therein, which in no event shall be later than 50 days after the date your employment ends (the “Separation”), and let the release take effect (the “Release Deadline”).

(b) Salary Continuation. If you are subject to a Termination Without Cause or you terminate your employment for Good Reason, then the Company will continue to pay your base salary for a period of 12 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within sixty (60) days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) Bonus. If you are subject to a Termination Without Cause or you terminate your employment for Good Reason, then the Company will pay you the amount of your annual bonus for the year prior to the year in which your employment is terminated if that bonus has not been paid, but would otherwise be earned had you remained employed through the payment date, which shall be paid in a lump sum not later than sixty (60) days following the date of your Separation, reduced by any required tax withholding and other required deductions.

(d) COBRA. If you are subject to a Termination Without Cause or you terminate your employment for Good Reason and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the 12-month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(e) Accelerated Vesting. If you are subject to Termination without Cause or you terminate your employment for Good Reason other than during the period beginning thirty (30) days before and ending twelve (12) months after a Change of Control (as defined in the Company’s 2018 Equity Incentive Plan) (such period, the “Change of Control Period”), then you will be entitled to accelerated vesting of the portion, if any, of your then-outstanding equity awards that are subject solely to time-based vesting, including the Option (the “Time-Based Awards”) that would have otherwise vested during the six (6)-month period following your Separation, and each vested stock option shall remain exercisable for 24 months following the date of your Separation (or, if earlier, until the original expiration date of such stock option). If you are subject to Termination without Cause or you terminate your employment for Good Reason during the Change in Control Period, then you will instead be entitled to accelerated vesting with respect to 100% of your unvested Time-Based Awards and each vested stock option shall remain exercisable for 24 months from the date of your Separation (or, if earlier, until the original expiration date of such stock option).

Definitions.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company which breach, if curable (as determined by the Board in its discretion) has not been cured after a period of at least thirty (30) days after the Company provides you with a written notice of the breach, (c) your material failure to comply with the Company’s written policies or rules which failure, if curable (as determined by the Board in its discretion), has not been cured after a period of at least thirty (30) days after the Company provides you with a written notice of the failure, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct in connection with the performance of your duties to the Company, (f) your continuing failure to perform assigned duties for a period of at least thirty (30) days after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

“Good Reason” means any of the following actions by the Company without your written consent: (a) a material reduction in your authority, duties or responsibilities; (b) the requirement that you must change your principal office to a facility that increases your commute by more than thirty (30) miles from your then current principal office; (c) a material reduction in your annual base salary or annual performance bonus target which the parties agree is a reduction of at least 10% of your base salary or annual performance bonus target (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees).

You may not resign for Good Reason without first (a) providing the Board with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason,” (b) allowing the Company a cure period of thirty (30) days following the date the Company receives such notice, and (c) if such event is not reasonably cured within such period, your resignation from all positions you then hold with the Company is effective not later than 30 days after the expiration of the cure period. If the Company or successor cures the conditions giving rise to such Good Reason within the applicable cure period, then you will not be entitled to the Severance Benefits set forth herein if you thereafter resign from the Company based on such grounds.

“Termination Without Cause” means a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance thereof, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in California.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment with the Company is contingent upon your signing and returning to the Company the Company’s Confidential Information and Invention Assignment Agreement that is enclosed with this letter. You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform expected duties.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. All payments hereunder are intended to be exempt from (and if not exempt from, compliant with) Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder (“Section 409A”) and this letter shall be interpreted accordingly. Each payment in a series of payments will be deemed to be a separate and distinct payment for purposes of Section 409A.

Upon your acceptance, this letter and the Company’s Confidential Information and Invention Assignment Agreement will contain the entire agreement and understanding between you and the Company, and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties or commitments by or on behalf of the Company (oral or written). This letter may in the future be amended, but only in a writing that is signed by both you and, on behalf of the Company, by a duly authorized officer (other than you).

If the terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return to us on or before October 3, 2025. We hope you accept this offer and we look forward to you joining the team!

Sincerely,

Alamar Biosciences, Inc.

/s/ Luis Anaya

Signed by:
Luis Anaya
Sr. Director, Human Resources

Agreed and Accepted:

/s/ Justin McAnear
Your Signature

10/3/2025
Date

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